January 23, 2001



Norm Story, General Manager
Alaska Electric Generation and Transmission Cooperative, Inc.
P. O. Box 169
Homer, Alaska 99603

Subject: Second Amendment to the Nikiski Cogeneration Plant System Use and
         Dispatch Agreement

Dear Norm:

While attempting to calculate the escalation factor in Section 9.2 of the Agreement to determine the O&M rate for 2001, I discovered some ambiguity regarding which Bureau of Labor Statistics series to use. Of greater concern, I noted that the calculation specified using the index for the current year divided by the preceding year. As written, if inflation were 2% in the first year and 5% in the second year, the first year rate would be 102% of $5 per MWh and the second year rate would be 105% of $5 per MWh. I am sure that the intent was to use the current index divided by a base year as that would allow inflation in successive years to continue to increase the O&M rate. That way the first year rate would be 102% and second year rate would be 107% of $5 per MWh.

The Bureau of Labor Statistics releases the indices for any given month around the middle of the following month. Consumer price indices are final as issued while producer price indices are revised four months after initially issued. In order that the calculation can be made at the beginning of each calendar year and use final indices, I propose that the CPI from November and the PPI from July be used to calculate the escalation factor in the Agreement. An example would also remove any future questions on the annual calculation.

Section 9.2(a) of the Agreement is hereby amended as follows to modify the definition of "A" to remove the ambiguity mentioned above and restore the original intent:

"A" shall be an adjustment for inflation, to be applied for each calendar year beginning on January 1, 1999. "A" shall be calculated as follows

A = .2(1+ppi) + .8(1+cpi)

Where

"ppi" is the percentage change, expressed as a decimal, in the Producer Price Index of Metals Commodities (Series Id: WPU10) as published by the Bureau of Labor Statistics of the United States Department of Labor, for the month ending July 31 of the year preceding the date of the adjustment, as compared with such index for the month ending July 31, 1997; and

"cpi" is the percentage change, expressed as a decimal, in the U. S. Consumer Price Index for Urban Wage Earners and Clerical Workers (Series Id: cwur0000sa0) published by the Bureau of Labor Statistics of the United States Department of Labor, for the month ending on November 30 of the year preceding the date of the adjustment, as compared with such index for the month ending November 30, 1997.

Example calculation of "A" for calendar year 2000:
         cwur0000sa0 for Nov. 1997 was 158.5
         cwur0000sa0 for Nov. 1999 was 165.1
         WPU10 for Jul. 1997 was 132.0
         WPU10 for Jul. 1999 was 124.4
         ppi =(124.4-132.0)/132.0= -0.06
         cpi =(165.1-158.5)/158.5= 0.04
         A=0.2(1-.06)+0.8(1+.04)= 0.2(.94)+0.8(1.04) = .19+.83 = 1.02



Sincerely,



/s/ John S. Cooley
John S. Cooley, PE
Manager, Power Control & Fuel Management

I concur in the above.



 /s/ Norm Story
-------------------------------------------------------------
Norm Story


Date: April 4, 2001
JSC
01JSC001.DOC

cc:      Gene Bjornstad
         Don Edwards
         Lee Thibert